Exhibit 16.1

Mine Safety Disclosure

In July 2010, the U.S. Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain disclosures by companies that are required to file periodic reports under the Securities Exchange Act of 1934, as amended, and operate mines regulated under the Federal Mine Safety and Health Act of 1977, as amended (“FMSHA”). The following mine safety information is provided pursuant to this legislation for the our fiscal year ended June 30, 2019.

The Company’s Poplar Grove mine is subject to FMSHA. The FMSHA is administered by the Mine Safety and Health Administration (“MSHA”). The Company has complied with FMSHA and MSHA rules and regulations in all material respects, and the Company has had no reportable events under such laws and regulations during this reporting period.

Mine or Operating Name	Section 104 S&S Citation (#)	Section 104 (b) Orders (#)	Section 104 (d) Citations and Orders (#)	Section 110 (b) (2) Violations (#)	Section 107 (a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (Yes/No)	Received Notice of Potential to Have Pattern Under Section 104(e) (Yes/No)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Poplar Grove	15	0	0	0	0	2327	0	No	No	0	3	3